Exhibit 99.1

PRESTO®	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	Contact: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ELECTION OF DIRECTORS AT ITS ANNUAL STOCKHOLDERS MEETING

Eau Claire, Wisconsin (May 18, 2011) — The shareholders of National Presto Industries, Inc. (NYSE: NPK) re-elected Randy Lieble and Joseph Stienessen to new three-year terms as directors at the May 17, 2011 annual stockholders meeting. The shareholders also ratified the appointment of BDO Seidman, LLP as the Company's registered public accounting firm for the year ending December 31, 2011; approved the compensation of the company's executives in a non-binding advisory vote; and decided that future non-binding votes on executive compensation will be conducted once every three years. In addition during the meeting, the 2011 new housewares/small appliance product introductions were shown to the shareholders.

The new products included: (1) Orville Redenbacher's® by Presto® Theater Popper, a delightful appliance that enables the consumer to enjoy the experience of making movie-type popcorn in the family room. (2) A six-quart stainless steel cooker with fresh new styling supporting The Breast Cancer Research Foundation®. A $5.00 donation will be made with the purchase of each unit. (3) A redesigned ProFry™ dual basket deep fryer, the Company's largest fryer, which has two roomy baskets, enabling the user to fry two different foods at once. The new version is designed for compact storage. All parts of the deep fryer now store neatly inside the fryer. (4) A line of space saving appliances, which includes the 16" Foldaway™ skillet and two appliances with removable handles, a 16" electric skillet and 22" griddle. These appliances are in direct response to cleaning and storage concerns posed by jumbo-sized skillets and griddles. The new space saving appliances have all of the benefits of their jumbo counterparts — heavy duty castings for even heat disbursement, non-stick surface inside and out, Control Master® thermostat probes for precision temperature control — plus the ability to clean and store the appliances with ease. In the case of the FoldAway™ skillet, the casting lifts off the base, the base handles fold in, and the entire base nests into the skillet casting. The casting fits comfortably into the dishwasher. The handles of the removable handle skillet and griddle remove with ease — no tools are required — for easy cleaning and storage. All three products are as handsome as they are functional with stylish stainless steel trim. In addition, both skillets also feature glass covers and a convenient pouring spout that doubles as a handy spoon rest for stirring and serving. (5) A line of rice cookers in six, eight, and sixteen-cup sizes, which prepare perfect white rice and are ultra easy and convenient to use. The eight and sixteen-cup models also make brown rice. The consumer simply places rice and water into a removable pot and activates the start button. When the rice is done, each cooker automatically switches to the keep-warm mode that maintains rice at the ideal serving temperature for hours. Each unit features non-stick coating for easy cleaning and comes with a handy measuring cup and rice paddle. The larger units also include a basket that enables the user to steam vegetables and cook rice at the same time. Finally, the sixteen-cup model is offered in two versions. One is a handsome black cool touch unit with manual controls, while the other is trimmed with stainless steel and features digital push button controls with precision settings for the preparation of white and brown rice.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is widely recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuses and cartridge cases. The Absorbent Products segment is primarily engaged in the manufacture of adult incontinence products.

This release contains "forward looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company's various SEC filings.